Exhibit 99.1

Curon Medical Receives $8.8 Million in Second Closing of Private Placement Financing

Monday June 6, 6:30 am ET

Stockholders approve all Resolutions proposed at Annual Meeting

FREMONT, Calif., June 6 /PRNewswire-FirstCall/ — Curon Medical, Inc. (Nasdaq: CURN - News) today announced that it has received approximately $8.8 million previously held in escrow pending stockholder approval to issue and sell shares in a second closing of the PIPE financing that had its first closing on April 8 and April 19, 2005.

In this second closing, which required stockholder approval at its Annual Meeting held May 31, 2005, the Company raised approximately $8.8 million by issuing a total of 13,482,464 shares of common stock at a price of $0.65 per share. Investors received five-year warrants to purchase an aggregate of 7,145,715 shares of common stock at a price of $1.00 per share. The Company previously received, on April 8 and April 19, 2005, $3.2 million from the proceeds of the first closing under the same terms and conditions. SVB Alliant and The Robins Group LLC served as placement agents for the transaction.

Alistair F. McLaren, Curon Medical’s Chief Financial Officer, said the proceeds will be used primarily to fund the Company’s initiatives for its core business related to the use of radiofrequency energy for the treatment of acid reflux or GERD with the Stretta® System, and the treatment of bowel incontinence with the Secca® System, in addition to other working capital needs.

“We were pleased to receive stockholder approval for this round of funding as it strengthens our balance sheet and will provide capital to execute our operating plan,” added Larry C. Heaton II, Curon Medical’s President and Chief Executive Officer. “We were also pleased to receive authorization for the Board of Directors to approve an up to one-for-four reverse stock split. While we have no immediate plans to execute such a split, having stockholder authorization provides flexibility and additional options for us to act if future conditions warrant such action.”

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any security. The shares and warrants issued or to be issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. The Company has filed a registration statement covering the resale of the shares and the shares issuable upon exercise of the warrants, which has not yet been declared effective.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta® System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca® System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

About The Stretta System

Curon’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter, and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

About The Secca System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of bowel incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the projected uses of the proceeds from the private placement and the Company’s plans for potential implementation of a reverse stock split. These statements are subject to various risks and uncertainties that could cause actual results to differ materially. The Company undertakes no obligation to update these forward-looking statements at any time or for any reason.